Exhibit 99.1

RISK FACTORS

An investment in the Notes involves a number of risks. You should carefully consider all of the risks described below, together with the other information included in this offering circular. Any of the events or circumstances described as risks below could result in a significant or material adverse effect on our business, results of operations, cash flow or financial condition, and a corresponding decline in the market price of, or our ability to repay, the Notes. The risks and uncertainties described below may not be the only risks and uncertainties that we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also result in a significant or material adverse effect on our business, results of operations, cash flow or financial condition.

Certain Risks Relating to the Current Economic Climate and Prevailing Market Conditions

Decreasing demand for electric power, as well as for certain commodities underlying the production of electric power, and the related decline in market prices for power are adversely affecting our business.

In recent months, customer demand for electric power in our region has fallen significantly as a result of the ongoing economic recession and mild summer weather, among other factors. Overall demand for some of the commodities that underlie the production of electricity, and as a result the prevailing prices for those commodities, have also declined. Although power prices may be influenced by many factors, weakening demand for electricity, together with significantly lowered commodity prices have contributed to sharp declines in market prices for power over the previous 12 months. Partly as a consequence of these declines, we generated significantly less power in the first six months of 2009 than in the comparable portion of 2008. In fact, we generated a total of 13.5 terawatt hours (“TWh”) in the first six months of 2009 compared to 16.9 TWh in the first six months of 2008, representing an approximate 20% decrease in generation. This trend, combined with other factors, has led to a decline in our revenues for the six months ended June 30, 2009, compared to the same period in the prior year. Furthermore, the trend toward overall weakness in customer demand and in market prices in our region largely has persisted through the date of this offering circular and will be reflected in our results of operations for the third quarter and full year 2009. For the period from July 1, 2009 through August 31, 2009, our revenues and net income were significantly lower than our revenues and net income for the comparable period in the prior year.

We can make no assurances regarding the impact of any economic recovery on demand and market prices for power. Improvements in demand and market prices for power, if any, may lag any future improvements in overall economic conditions, and it is also possible that the current economic climate could result in long-term reduction of demand for power in our region, particularly among large industrial consumers.

Although we have long term power sales agreements in place for a significant portion of the power that we expect to generate through 2010, and while the negotiated prices at which we sell power under those agreements currently may exceed prevailing spot market prices, our counterparties under those long term agreements generally are not obligated to purchase power from us in excess of the volume of power necessary to supply their respective customer requirements. Thus, the volume of power that we sell under those agreements has declined as a consequence of falling customer usage.

For additional information regarding, among other risks, the impact of weather on our operating results and the various factors that may influence power prices, see the risk factors described under the heading “Other Risks Relating to Our Operations” below.

Our coal inventories are growing beyond desirable levels as a result of recent decreases in our power production resulting from declines in demand and market prices for power.

We have various longer term coal supply contracts in place that are intended to partially mitigate our exposure to negative fluctuations in coal prices. In some cases, these contracts may require that we purchase a minimum volume of coal over a given time period. However, as a result of falling demand and market prices for power, we have experienced declines in the frequency with which our coal burning power plants are operating. As a result, our recent coal consumption has decreased significantly, and we have been required to purchase coal in excess of our immediate needs, resulting in coal inventories at some of our facilities that exceed what we consider to be optimal levels, which could have an adverse impact on our business. If current trends continue, we may be unable to accept future deliveries at one or more of our facilities and may need to pursue alternative arrangements, including third party sales of inventory at levels below our cost, arrangements for third-party storage of a portion of our coal inventory, and modifications to our existing coal supply agreements.

It also is possible that, among other circumstances, the prevailing constrained credit markets and overall negative economic conditions may affect the ability of our coal suppliers to access the capital markets and maintain adequate liquidity to sustain their respective businesses. Additionally, to the extent that any of our coal suppliers seek bankruptcy protection, they may, in the current climate, be unable to obtain the financing necessary to continue their operations in bankruptcy and reorganize and, thus, may be forced to liquidate. While we currently are experiencing a period of excess coal inventory, future failures by any of our coal suppliers may still have a negative impact on us.

At certain times we may be dependent on our ability and that of Allegheny to successfully access capital markets. Any inability to access capital may adversely affect our business, results of operations, cash flows and financial condition.

The Company relies on access to the capital markets as a source of liquidity and to satisfy any of its capital requirements that are not met by the cash flow from its operations. Capital market disruptions, decreases in market liquidity or the availability of credit, a downgrade in the Company’s credit ratings or other negative developments affecting the Company’s access to capital markets, could increase the Company’s cost of borrowing or could adversely affect its ability to access one or more financial markets.

As widely reported, the financial markets and overall economies in the United States and abroad are currently undergoing a period of significant uncertainty and volatility. There can be no assurance that the cost or availability of future borrowings or other financings, if any, will not be impacted by the ongoing or future capital market disruptions.

AE’s and AE Supply’s revolving credit facilities currently are well-diversified, including more than 20 lenders at June 30, 2008. Allegheny currently anticipates that these lenders will participate in future requests for funding. However, there can be no assurance that further deterioration in the credit markets and overall economy will not affect the ability of Allegheny’s lenders to meet their funding commitments. Additionally, Allegheny’s lenders have the ability to transfer their commitments to other institutions, and the risk that committed funds may not be available under distressed market conditions could be exacerbated to the extent that consolidation of the commitments under Allegheny’s facilities or among its lenders occurs. We have commitments for a new 3-year $1 billion unsecured revolving credit facility to replace our existing facility, which is expected to close, subject to customary closing conditions, prior to the end of the third quarter. We cannot assure you that this new facility will close as expected. Failure to close this new credit facility could have an adverse effect on our business, results of operations, cash flow and financial condition.

Risks Relating to Regulation

We are subject to substantial governmental regulation. Compliance with current and future regulatory requirements and procurement of necessary approvals, permits and certificates may result in substantial costs to us, and failure to obtain necessary regulatory approvals could have an adverse effect on our business.

We are subject to substantial regulation from federal, state and local regulatory agencies. We are required to comply with numerous laws and regulations and to obtain numerous authorizations, permits, approvals and certificates from governmental agencies. These agencies regulate various aspects of our business, including rates, generation plant operations, asset sales and accounting policies and practices. We cannot predict the impact of any future revisions or changes in interpretations of existing regulations or the adoption of new laws and regulations applicable to us.

Changes in regulations or the imposition of additional regulations could influence our operating environment and may result in substantial costs to us, which could have an adverse effect on our business, results of operations, cash flow and financial condition.

Our costs to comply with environmental laws are significant. New environmental laws and regulations, or new interpretations of existing laws and regulations, could impose more stringent limitations on our generation operations or require us to incur significant additional compliance costs. The cost of compliance with present and future environmental laws could have an adverse effect on our business.

Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and site remediation and may, in the future, become subject to new and potentially more extensive environmental regulations, including but not limited to regulations intended to address climate change. Compliance with these laws and regulations may require us to expend significant financial resources, among other undertakings, to (i) meet revised air emission, solid waste and water quality standards, (ii) conduct site remediation, (iii) perform environmental monitoring, (iv) purchase emission allowances, (v) use alternative fuels, (vi) install and operate pollution control equipment at our generation facilities, and (vii) modulate operations of our generation facilities in order to reduce emissions. If we fail to comply with applicable environmental laws and regulations, even if we are unable to do so due to factors beyond our control, we may be subject to civil liabilities or criminal penalties and may be required to incur significant expenditures to come into compliance. In addition, any alleged violations of environmental laws and regulations may require us to expend significant resources defending the Company against such alleged violations. Either result could have an adverse effect on our business, results of operations, cash flow and financial condition.

Specifically with regard to potential climate legislation, while there are many unknowns concerning the final regulation of greenhouse gases in the United States, federal and/or state legislation and implementing regulations addressing climate change likely will be adopted some time in the future, and may include limits on emissions of CO2 . Carbon legislation and regulation, if not reasonably designed, could have a significant impact on our operations. Moreover, there is a gap between desired reduction levels in the current proposed legislation and the current capabilities of technology; no current commercial-scale technology exists to enable many of the reduction levels in national, regional and state proposals. Such technology may not become available within a timeframe consistent with the implementation of any future climate control legislation or at all. To the extent that such technology does become available, it may not be suitable for installation at our generation facilities on a cost effective basis or at all. Regardless of the eventual mechanism for limiting CO2 emissions, compliance will be a major and costly challenge for us.

We also may be subject to risks in connection with changing or conflicting interpretations of existing laws and regulations of the United States Environmental Protection Agency (the “EPA”) and other regulatory bodies. For example, applicable standards under the EPA’s New Source Review (“NSR”) initiatives remain in flux. Under the Clean Air Act, modification of our generation facilities in a manner that causes increased emissions could subject our existing facilities to the far more stringent NSR standards applicable to new facilities.

The EPA has taken the view that many companies, including many energy producers, have been modifying emissions sources in violation of NSR standards in connection with work believed by the companies to be routine maintenance. We currently are involved in litigation concerning alleged violations of the Prevention of Significant Deterioration (“PSD”) provisions of the Clean Air Act at certain of our facilities in West Virginia and alleged violations of the Pennsylvania Air Pollution Control Act and NSR provisions of the Clean Air Act at certain of our facilities in Pennsylvania. We intend to vigorously pursue and defend against the environmental matters described above, but we cannot predict their outcomes. If NSR and similar requirements are imposed on our generation facilities, in addition to the possible imposition of fines, compliance would entail significant capital investments in pollution control technology, which could have an adverse effect on our business, results of operations, cash flow and financial condition.

In addition, we incur costs to obtain and comply with a variety of environmental permits, licenses, inspections and other approvals. If there is a delay in obtaining any required environmental regulatory approval, or if we fail to obtain, maintain or comply with any required approval, operations at the affected facilities could be halted, curtailed or subjected to additional costs, which could have an adverse impact on our business, results of operations, cash flow and financial condition.

Other Risks Relating to our Operations

Our operating results are subject to seasonal and weather fluctuations that affect customer demand.

The sale of power generation output is generally a seasonal business, and weather patterns can have a material impact on our operating results. Demand for electricity in our region generally peaks during the summer and winter months. Accordingly, our annual results and liquidity position may depend disproportionately on our performance during the summer and winter; unexpectedly mild summer or winter weather, such as that experienced in the summer of 2009, that results in lower than anticipated demand for electricity could have an adverse impact on our business, operations, cash flow and financial condition. Conversely, during periods of peak demand, the capacity of our generation facilities may be inadequate to meet our contractual obligations. Such a shortfall could require us to purchase power at a time when the market price for power is high, which also could have an adverse effect on our business, results of operations, cash flow and financial condition.

Extreme weather or events outside of our region can also have a direct effect on the commodity markets. Events such as hurricanes or floods that disrupt the supply of commodities used as fuel impact the price and availability of energy commodities and can have an adverse impact on our business, results of operations, cash flow and financial condition.

We are exposed to price volatility as a result of our participation in wholesale energy markets.

We buy and sell electricity in wholesale markets, which exposes us to the risks of rising and falling prices in those markets. Among the factors that can influence such prices are:

•	the balance of supply and demand for electricity, which may be influenced by any number of factors, including but not limited to prevailing weather and economic conditions;

•	fuel costs, the cost of emissions allowances and other production costs;

•	transmission constraints;

•	changes in PJM rules and other changes in the regulatory framework for wholesale power markets; and

•	market liquidity and the credit worthiness of market participants.

As a result of these and other factors, wholesale market prices for electricity may fluctuate substantially over relatively short periods of time and can be unpredictable, and may have an adverse effect on our business, results of operations, cash flow and financial condition.

The supply and price of fuel may impact our financial results.

We are dependent on coal for much of our electric generation capacity. We have coal supply contracts in place that partially mitigate our exposure to negative fluctuations in coal prices. However, we can provide no assurance that the counterparties to these agreements will fulfill their obligations to supply coal. The suppliers under these agreements may, as a general matter, experience financial, legal, regulatory or technical problems that inhibit their ability to fulfill their obligations. Various industry and operational factors, including increased costs, transportation constraints, safety issues and operational difficulties may have negative effects on coal supplier performance. During periods of rising coal prices, the factors impacting supplier performance could have a more pronounced financial impact. Furthermore, the suppliers under these agreements may not be required to supply coal to us under certain circumstances, such as in the event of a natural disaster.

If we are unable to obtain our coal requirements under these contracts, we may be required to purchase coal at higher prices. In addition, although these agreements generally contain specified prices, they also provide for price adjustments related to changes in specified cost indices, as well as specific events, such as changes in regulations affecting the coal industry. It is also possible that market prices for coal could fall below the prices at which we have agreed to purchase coal under our long-term contracts, or that, particularly during periods of weak demand, our long-term contracts could require that we purchase coal and maintain coal inventories in excess of our needs. Thus, changes in the supply and price of coal may have an adverse effect on our business, results of operations, cash flow and financial condition.

Additionally, we are subject to other fuel-related costs, which may fluctuate. For example, we have experienced, and may continue to experience, increases in fuel handling costs and costs to procure lime, urea and other materials necessary to the operation of our pollution controls. Significant increases in these and other fuel related costs could have an adverse effect on our business, results of operations, cash flow and financial condition.

The supply and price of emissions credits may impact our financial results.

Our SO2 and NOx allowance needs, to a large extent, are affected at any given time by the amount of output produced and the types of fuel used by our generation facilities, as well as the implementation of environmental controls. Fluctuations in the availability or cost of these emission allowances could have a material adverse effect on our business, financial condition, cash flow and results of operations. It is also possible that any climate change legislation will incorporate a cap and trade scheme involving CO2 emission allowances. In that case, the cost and availability of CO2 emission allowances could have an adverse effect on our business, financial condition, cash flow and results of operations.

Our use of derivative instruments for hedging purposes may result in financial losses.

We use derivative instruments, such as futures, swaps, forwards, options and financial transmission rights, to manage our commodity and financial market risks. We could recognize losses on these contracts as a result of volatility in the market values of the underlying commodities or to the extent that a counterparty fails to perform. In the absence of actively-quoted market prices and pricing information from external sources, the valuation of these instruments involves management’s judgment or use of estimates. Furthermore, changes in the value of derivatives designated under hedge accounting, to the extent not fully offset by changes in the value of the hedged transaction, can result in ineffectiveness losses that may have an adverse effect on our results of operations.

Changes in prevailing market conditions or in our access to commodities markets may make it difficult for us to hedge our physical power supply commitments and resource requirements.

In the past, unfavorable market conditions, coupled with our credit profile, at times made it difficult for us to hedge our power supply obligations and fuel requirements. Although substantial improvements have been made in our credit position over the past few years, significant unanticipated changes in commodity market liquidity and/or our access to the commodity markets, including as a result of any decline in our credit ratings, could adversely impact our ability to hedge our portfolio of physical generation assets and load obligations. In the absence of effective hedges for these purposes, we must balance our portfolio in the spot markets, which are volatile and can yield different results than expected. Furthermore, if our credit ratings were to decline, we would likely be required to deposit additional cash or cash-equivalent collateral with our hedging counterparties, which could have a negative impact on our liquidity and commodity trading activities.

As widely reported, the financial markets and overall economies in the United States and abroad are currently undergoing a period of significant uncertainty and volatility. These conditions can adversely impact the liquidity of the commodity markets in which we may wish to transact and may negatively affect the ability of our counterparties to honor their commitments. This, in turn, could inhibit our ability to transact in the desired timeframe or at a satisfactory price, which could increase our exposure to commodity price fluctuations and may have an adverse effect on our business, results of operations, cash flow and financial condition.

Our policies and procedures cannot eliminate all risk involved in our energy commodity activities.

We may not always hedge the entire exposure of our operations to commodity price volatility. Furthermore, our risk management, wholesale marketing, fuel procurements and energy trading activities, including our decisions to enter into power sales or purchase agreements, rely on models that depend on the judgments and assumptions regarding factors such as generation facility availability, future market prices, weather and the demand for electricity and other energy-related commodities. Many of these models are developed utilizing statistical relationships between numerous interrelated factors. Such relationships can change significantly in an unpredictable manner, especially during periods of significant volatility. Even when our policies and procedures are followed and decisions are made based on these models, our policies and procedures cannot eliminate all risk involved in our energy commodity activities. Our financial position and results of operations may be adversely affected if the judgments and assumptions underlying our models prove to be inaccurate or commodity prices otherwise fluctuate in ways that we do not anticipate.

Our generation facilities are subject to unplanned outages and significant maintenance requirements.

The operation of power generation facilities involves certain risks, including the risk of breakdown or failure of equipment, fuel interruption and performance below expected levels of output or efficiency. If our facilities, or the facilities of other parties upon which we depend, operate below expectations, we may lose revenues, have increased expenses or fail to receive or deliver the amount of power for which we have contracted.

Our supercritical generation facilities were originally constructed in the late 1960s and early 1970s, and many of our other generation facilities were constructed prior to that time. Older equipment, even if maintained in accordance with good-engineering practices, may require significant capital expenditures to operate at peak efficiency or availability. If we underestimate required maintenance expenditures or are unable to make required capital expenditures due to liquidity constraints or for any other reason, we risk incurring more frequent unplanned outages, higher than anticipated maintenance expenditures, increased operation at higher cost of some of our less efficient generation facilities and/or the need to purchase power from third parties to meet our supply obligations, possibly at times when the market price for power is high, all of which may have an adverse effect on our business, results of operations, cash flow and financial condition.

Our assets are subject to other risks beyond our control, including, but not limited to, accidents, storms, natural catastrophes and terrorism.

Much of the value of our business consists of our portfolio of power generation assets. Our ability to conduct our operations depends on the integrity of these assets. The cost of repairing damage to our facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events may exceed available insurance, if any, for repairs, which may adversely impact our business, results of operations, cash flow and financial condition. Although we have taken, and will continue to take, reasonable precautions to safeguard these assets, we can make no assurance that our facilities will not face damage or disruptions resulting in unplanned outages or that we will have sufficient insurance, if any, to cover the cost of repairs.

Changes in market policies and rules of PJM or in PJM participants may impact our financial results.

Because we own generation facilities within the PJM Region, changes in PJM policies and/or market rules, including changes that are currently under consideration by the Federal Energy Regulatory Commission (“FERC”), could adversely affect our financial results. These matters include changes involving: the auction of long-term financial transmission rights and the allocation mechanism for the auction revenues; the Reliability Pricing Model, which is PJM’s capacity market; the locational marginal pricing mechanism; transmission congestion patterns due to the proposed implementation of PJM’s regional transmission expansion planning protocol or other required transmission system upgrades; and new generation retirement rules. Furthermore, changes in PJM’s credit and collateral requirements, deterioration in the credit quality of other PJM members, socialization of member defaults, or the withdrawal from PJM of other transmission owners, may have an adverse effect on our business, results of operations, cash flow and financial condition.

We are currently involved in significant litigation that, if not decided favorably to us, could have a material adverse effect on our results of operations, cash flow and financial condition.

We are currently involved in a number of lawsuits, some of which may be significant. We intend to vigorously pursue these matters, but the results of these lawsuits cannot be determined. Adverse outcomes in these lawsuits could require us to make significant expenditures and may have a material adverse effect on our financial condition, cash flow and results of operations. See “Business – Environmental Matters and Litigation” and “Business – Other Litigation.”

Adverse investment returns and other factors may increase our pension liability and pension funding requirements.

Substantially all of our workforce is employed by our affiliate, Allegheny Energy Service Corporation (“AESC”). We are responsible for our share of the pension and retirement benefit costs of AESC. Substantially all of our personnel are covered by a defined benefit pension plan. At present, the pension plan is underfunded in that the projected pension benefit obligation exceeds the aggregate fair value of plan assets. Recent results in the capital markets have increased the level of underfunding in the pension plan. Under applicable law, the Company and its affiliates are required to make cash contributions to the extent necessary to comply with minimum funding requirements imposed by regulatory requirements. The amount of and timing of such required cash contributions is based on an actuarial valuation of the plan. The funded status of the plan can be affected by investment returns on plan assets, discount rates, mortality rates of plan participants, pension reform legislation and a number of other factors. There can be no assurance that the value of the pension plan assets will be sufficient to cover future liabilities. Although we have made significant contributions to the pension plan in recent years, it is possible that we could incur a significant pension liability adjustment, or could be required to make significant additional cash contributions to the pension plan, which would reduce the cash available for business and other needs.

We rely on transmission and distribution assets that we do not own or control to deliver the power that we generate. If transmission is disrupted, or not operated efficiently, or if capacity is inadequate, our ability to sell and deliver power may be hindered.

We depend on transmission and distribution facilities owned and operated by electric utilities to deliver the electricity we sell. If transmission is disrupted (as a result of weather, natural disasters or other reasons) or not operated efficiently by independent system operators, in applicable markets, or if transmission capacity is inadequate, our ability to sell and deliver products and satisfy our contractual obligations may be hindered, or we may be unable to sell products on the most favorable terms.

Failure to retain and attract key executive officers and other skilled professionals and technical employees could have an adverse effect on our operations.

Our business is dependent on our ability to recruit, retain and motivate employees. Competition for skilled employees in some areas is high. At the same time, we have an aging workforce. The inability to attract new employees, whether to appropriately replace retiring and other departing employees or otherwise, and to retain and motivate existing employees may have an adverse effect on our business, results of operations, cash flow and financial condition.

Risks Relating to the Notes

We have significant debt that could negatively impact our business and ability to make full payment on the Notes.

We have, and will continue to have, a significant amount of debt outstanding. As of June 30, 2009 we had approximately $1,865.5 million aggregate principal amount of long-term indebtedness outstanding, including $100.0 million aggregate principal amount of unsecured debentures issued by our subsidiary, AGC. In addition, we have $400 million in available capacity under our revolving credit facility, as well as the ability to borrow up to an additional $50 million under AE’s revolving credit facility. We have commitments for a new 3-year $1 billion unsecured revolving credit facility to replace our existing facility, which is expected to close, subject to customary closing conditions, prior to the end of the third quarter. We cannot assure you that this new facility will close as expected.

Our significant level of debt could:

•	make it difficult to satisfy our financial obligations, including our obligation to make payments on the Notes;

•	limit our ability to obtain additional financing to operate our business;

•	limit our financial flexibility in planning for and reacting to business and industry changes;

•	impact the evaluation of our creditworthiness by counterparties to agreements;

•	place us at a competitive disadvantage compared to less leveraged companies;

•	make it difficult or impossible for us to make acquisitions that would help our business or allow us to remain competitive; and

•	increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates and volatility in commodity prices.

Furthermore, we may incur or assume additional debt in the future. If new debt is added to our current debt levels, the related risks that we face could increase significantly.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

Our ability to satisfy our obligations, including the Notes offered hereby, will depend on our future operating performance, results of operations, cash flow and financial condition, which will be subject, in part, to factors beyond our control, including interest rates, commodity prices, general economic conditions, environmental regulations and financial and business conditions. If we are unable to generate sufficient operating cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt;

•	obtain additional financing;

•	sell some of ours assets or operations; or

•	reduce or delay capital expenditures and acquisitions.

If we are required to take any of these actions, it could have a material adverse effect on our business, results of operations, cash flow and financial condition. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements and financial and other contractual obligations or that these actions will be permitted under the terms of our various debt instruments.

The Notes are not secured by any lien on our real or personal property.

The Notes are not secured by a mortgage lien and/or security interest in any of our real or personal property. Approximately $268 million aggregate principal amount of tax-exempt bonds are secured by a first priority lien on certain pollution control and solid waste disposal facilities located at certain of our generation facilities. The Notes will be effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. We may also incur additional secured indebtedness, subject to limitations contained in the Indenture. Further, we may, in the future, find it desirable or necessary to incur additional secured indebtedness or other secured obligations, such as for commodity hedge transactions. See “Description of Notes and Indenture – Certain Covenants – Limitation on Liens.”

The Notes are structurally subordinated to the existing and future liabilities of our subsidiaries, which are not guaranteeing the Notes.

Our subsidiaries will not guarantee the Notes. As a result, the Notes will be structurally subordinated to all existing and future secured or unsecured liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s creditors. As a result, all indebtedness and other liabilities, including trade payables, or our subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to us in order for us to meet our obligations with respect to the Notes. To the extent that we may be a creditor with recognized claims against any subsidiary, our claims would still be subject to the prior claims of such subsidiary’s creditors to the extent that they are secured or senior to those held by us. Subject to restrictions contained in financing arrangements, our subsidiaries may incur additional indebtedness and other liabilities.

Our credit ratings may not reflect all risks of your investment in the Notes.

The credit ratings assigned to the Notes are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of the respective rating agencies at the time the credit ratings are issued. An explanation of the significance of each credit rating may be obtained from the issuing rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a credit rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency, if, in such rating agency’s judgment, circumstances so warrant. Credit ratings are not a recommendation to buy, sell or hold any security. Each rating agency’s credit rating should be evaluated independently of any other rating agency’s credit rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our credit ratings are under further review for a downgrade, could affect the market value of the Notes and increase our borrowing costs.

There is no existing trading market for the Notes and we cannot assure you that an active trading market will develop.

Currently, there is no active market for the Notes. We have been informed by the initial purchasers that they intend to make a market in the Notes after the completion of the sale of the Notes. However, the initial purchasers are not required to make a market in the Notes and they may cease market-making at any time without notice. We cannot assure you that an active market for the Notes will develop. Moreover, even if an active market for the Notes does develop, the Notes could trade at a discount to their face amount, and you may be unable to resell the Notes for an extended period of time, if at all. Consequently, you may not be able to liquidate your investment readily or at all.

The Notes are subject to restrictions on transfer and we have no obligation to register the Notes for resale.

The Notes have not been registered under the Securities Act or any state securities laws. In addition, we have no obligation or plan to file a registration statement under the Securities Act with respect to (i) an offer to exchange the Notes offered hereby for registered Notes having substantially the same terms or (ii) any resale of the Notes by holders.

You may not offer or sell the Notes in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Furthermore, we have not registered the Notes under any other country’s securities laws. It is your obligation to ensure that your offers and sales of the Notes within the United States and other countries comply with applicable securities laws.